EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-5172 ext. 702
damon@spotlightmarcom.com

Griffin-American Healthcare REIT IV
Acquires Medical Office Building in Battle Creek, MI

BATTLE CREEK, MI (March 13, 2017) – American Healthcare Investors and Griffin Capital Company, LLC, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Battle Creek Medical Office Building, an approximately 46,000-square-foot property located on 7.34 acres of land in Battle Creek, Michigan.

This multi-tenant medical office building is currently approximately 97 percent leased and anchored by Ambulatory Surgery Associates, LLC (doing business as Brookside Surgery Center), which recently signed a new lease and occupies approximately 14,000 square feet, or 31 percent of gross leasable area, through 2027. Brookside Surgery Center has invested approximately $1.2 million in tenant improvements at the property and has made other significant non-real estate-related investments to their business. The remaining leaseholders include a variety of complementary medical tenants, most of whom are on lengthy triple-net leases.

Battle Creek Medical Office Building is strategically located in the midst of a medical office park adjacent to the newly completed 65,000-square-foot Borgess Health Park. Located on the edge of a burgeoning commercial and residential area, it houses a range of medical practices, sharing common spaces to offer a variety of different health services for an expanding community. Medical services and uses include: outpatient surgical procedures in general surgery, gynecology, hand surgery, ophthalmology, otolaryngology, orthopedics, pain management, plastic surgery, podiatry and urology.

“This is an attractive acquisition that expands the Griffin-American Healthcare REIT IV portfolio and extends our reach in the state of Michigan,” said Stefan Oh, executive vice president of acquisitions for American Healthcare Investors and Griffin-American Healthcare REIT IV. “The property holds a Certificate of Need for Brookside Surgery Center and is in close proximity to Bronson Hospital – Battle Creek and Borgess Health Park, which both may help to ensure the long term stability of the investment.”

Griffin-American Healthcare REIT IV financed the acquisition using cash on hand.

Griffin-American Healthcare REIT IV purchased its first property in June 2016 and has since acquired a portfolio of 13 medical office buildings and senior housing facilities for an aggregate contract purchase price of approximately $146 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 29 million-square-foot portfolio valued at more than $8.1 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of December 31, 2016, this international portfolio includes more than 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT IV also seeks to provide: portfolio diversification, preservation of capital, monthly distributions and capital appreciation by increasing the value of its properties for its stockholders. Griffin-American Healthcare REIT IV intends to elect to be taxed as a REIT for federal income tax purposes beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 58.4 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42 million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.3* billion in asset value, based on purchase price, as of December 31, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the market conditions in Battle Creek, Michigan, the tenants at Battle Creek Medical Office Building, the attractiveness of Battle Creek Medical Office Building and expansion of the company’s portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Battle Creek, Michigan; the strength and financial condition of Battle Creek Medical Office Building and its tenants; the ability of Battle Creek Medical Office Building to maintain its Certificate of Need; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.